Exhibit 10(a) - Consent of Ernst and Young LLP, Independent Registered Public
                Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 22, 2004, with respect to the financial statements of ING USA Annuity and Life Insurance Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and to the use of our report dated March 15, 2004, with respect to the statement of assets and liabilities of ING USA Annuity and Life Insurance Company Separate Account B as of December 31, 2003, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, incorporated by reference in Pre Effective Amendment No. 1 (Form N-4 No. 333-117260) and included in the related Prospectus and Statement of Additional Information of ING USA Annuity and Life Insurance Company Separate Account B.

                                             /s/ Ernst & Young LLP

Atlanta, Georgia
October 1, 2004